EXHIBIT 18.1

March 13, 2006

Board of Directors

Old Dominion Freight Line, Inc.

500 Old Dominion Way

Thomasville, North Carolina 27360

Dear Sirs:

Note 1 of the notes to the financial statements of Old Dominion Freight Line, Inc. included in its annual report on Form 10-K for the year ended December 31, 2005 describes a change in the method of accounting for tires on equipment from recording tires on equipment as prepaid expense and amortizing the cost of tires based on estimated usage to capitalizing tires acquired with owned equipment and expensing replacement tires when placed in service. There are no authoritative criteria for determining a ‘preferable’ accounting method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the reasons stated in Note 1 of the notes to the financial statements, is preferable in your circumstances.

Very truly yours,

/s/    ERNST & YOUNG LLP